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                                                                     Exhibit 5.1



MARCH 27, 2000



Bombardier Credit Receivables Corporation
P.O. Box 5544
Burlington, Vermont  05402

Bombardier Capital Inc.
1600 Mountain View Drive
Colchester, Vermont  05446

             Re:  Bombardier Receivables Master Trust I--
                  Registration Statement on Form S-1 filed with the Securities and Exchange Commission
                  (File No. 333-77091)


Ladies and Gentlemen:


We have acted as special counsel to Bombardier Credit Receivables Corporation, a Delaware corporation, as depositor (the "Company"), and Bombardier Capital Inc., a Massachusetts corporation, as servicer (the "Servicer"), in connection with the sale of $300,000,000 principal amount of Floating Rate Class A Asset Backed Certificates, Series 2000-1 (the "Class A Certificates") and $20,339,000 principal amount of Floating Rate Class B Asset Backed Certificates Series 2000-1 (the "Class B Certificates" and together with the Class A Certificates, the "Certificates") to the underwriters pursuant to a certain underwriting agreement (the "Underwriting Agreement") between the Company, the Servicer and J.P. Morgan & Company.

Each Certificate represents an undivided interest in the Bombardier Receivables Master Trust I (the "Trust") formed pursuant to a Pooling and Servicing Agreement dated as of January 1, 1994, (AS AMENDED AND SUPPLEMENTED, the "Pooling and Servicing Agreement"), among the Company, the Servicer and Bankers Trust Company, as trustee (the "Trustee"). Each Certificate is issued pursuant to the Series 2000-1 Supplement to the Pooling and Servicing Agreement (the "Supplement").






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March 27, 2000
Page 3

In such capacity, we have examined, among other documents (i) the above-captioned Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the "Commission") (the "Registration Statement") and (ii) the forms of the Pooling and Servicing Agreement, the Supplement and the Underwriting Agreement previously filed or filed herewith, as the case may be, as exhibits to the Registration Statement.

In connection with the foregoing, we have examined originals or copies satisfactory to us of all such corporate records, agreements, certificates, governmental orders, permits, authorizations and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinions, we have, to the extent that such facts were not independently established by us, relied upon certificates of public officials or certificates of officers or other representatives of the Company or of the Servicer.


In giving the opinion expressed below we have also assumed: (i) the due existence of the Trust and the Trustee; (ii) the legal right and power of the Trustee under all applicable laws and regulations to execute, deliver and perform the Pooling and Servicing Agreement and the Supplement (including without limitation to execute, authenticate and deliver the Certificates); (iii) the due authorization, execution and delivery by the Trustee of the Pooling and Servicing Agreement and the Supplement; and (iv) the validity, binding effect and enforceability of the Pooling and Servicing Agreement and the Supplement in accordance with their respective terms against the Trustee.


In giving the opinion expressed below, we do not purport to be experts in, and are not opining on, the laws of any jurisdiction other than the laws of the State of New York, United States federal law and the General Corporation Law of the State of Delaware.

Based on and subject to the foregoing, we are of the opinion that the Certificates to be sold under the Registration Statement have been duly and validly authorized by the Company and when (i) the Supplement and the Pooling and Servicing Agreement shall have been duly executed and delivered by the Company, the Servicer and the Trustee and (ii) the Certificates shall have been duly issued, executed, authenticated and delivered as provided in the Pooling and Servicing Agreement and delivered against payment therefor in accordance with the Underwriting Agreement, the Certificates will be legally issued, fully paid and non-assessable.




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March 27, 2000
Page 4

We are furnishing this letter in our capacity as special counsel to the Company and the Servicer and this letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

We consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder or that we are "experts" within the meaning of such act, rules and regulations.

Very truly yours,


/s/ Morgan, Lewis & Bockius LLP